PURCHASE AGREEMENT

Joint Venture Interests

This PURCHASE AGREEMENT (this “Agreement”), dated as of April 30, 2021, is by and among RHPAHO, LLC, a Delaware limited liability company, and RHPAHP, LLC, a Delaware limited liability company (collectively, the “Purchasers” and each a “Purchaser”), on the one hand, and Aurora Convention Center Hotel Partners, LLC, a Delaware limited liability company (“RIDA Aurora,”), and RIDA Aurora 2018 Acquisition, LLC, a Delaware limited liability company (“RIDA 2018”) (collectively, the “Sellers” and each a “Seller”), on the other hand.

RECITALS

A.Sellers are direct members of each of Aurora Convention Center Hotel Investors, LLC (“Propco Joint Venture”), a joint venture that owns indirectly through a wholly owned subsidiary, the Gaylord Rockies Resort and Convention Center hotel and convention center development in Aurora, Colorado (the “Investment”), and Aurora Convention Center Hotel Lessee Holdco, LLC (“Opco Joint Venture”), a joint venture that leases, indirectly through a wholly owned subsidiary, the Investment (collectively with the Propco Joint Venture, the “Joint Ventures” and each, a “Joint Venture”), and Sellers own the respective membership interests in each of the Joint Ventures as set forth on Annex B (collectively, the “Purchased Interests”).

B.RHPAHP, LLC is a member of the Propco Joint Venture, and RHPAHO, LLC is a member of the Opco Joint Venture.

C.The parties hereto desire to enter into this Agreement to set forth the timing, terms and conditions of the sale of all of Sellers’ ownership interest in the Propco Joint Venture to RHPAHP, LLC and the sale of all of the Sellers’ ownership interest in the Opco Joint Venture to RHPAHO, LLC.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties, intended to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, terms have the meanings specified or referred to in Annex A or as defined in this Agreement.

ARTICLE II
SALE AND TRANSFER OF PURCHASED INTERESTS; CLOSING
2.1Sale and Transfer of Purchased Interests. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and transfer the Purchased Interests to Purchasers.
2.2Purchase Price. At the Closing, the Purchase Price for the Purchased Interests shall be paid by wire transfer to Sellers by Purchasers. Sellers may direct Purchasers to wire portions of the Purchase Price into two separate accounts maintained by each Seller, in amounts based on the relative percentages of Purchased Interests owned by each Seller as set forth on Annex B.
2.3Closing. The closing of the purchase and sale of the Purchased Interests (the “Closing”) contemplated by this Agreement will take place at 10:00 a.m. (Central Time) on the later of (i) May 7, 2021; or (ii) the third Business Day following the day on which the last of the conditions to the obligations of the parties hereto set forth in Article VI is satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and day as the parties may mutually agree (such date that the Closing is to occur, the “Closing Date”).
2.4Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, (a) Purchasers, as provided in Section 2.2, shall pay to the Sellers the Purchase Price by wire transfer of immediately available funds to an account designated by Sellers; (b) Sellers shall deliver to Purchasers one or more Assignments of Membership Interests executed by the applicable Seller in respect of the Purchased Interests; (c) the parties to the Ancillary Agreements shall execute and deliver the Ancillary Agreements (and each party hereto is responsible for delivering the applicable agreements properly executed by its Affiliates); (d) Sellers shall deliver to Purchasers resignations of personnel that are employed by or otherwise affiliated with Sellers or Affiliates from any and all positions as officers, board members or agents of the Joint Ventures and/or the Subsidiaries or any organizations, boards or districts or similar bodies related to the development, entitlements, financing, public incentives, or other entity related to the Investment (and shall assist the Purchasers in notifying any relevant third parties of such changes, removing signatories to bank accounts, and other similar matters, at Closing and thereafter); (e) Sellers shall each deliver to Purchasers (and any assignee) a duly executed IRS Form W-9; (f) Sellers shall deliver to Purchasers all records pertaining to the development and construction of the Investment in the possession or Sellers or any Affiliate, including those described on Annex C; (g) the parties or their Affiliates will deliver a letter agreement pertaining to the completion of certain offsite improvements in the form agreed by the parties on the date hereof, dated the Closing Date; and (h) Sellers and Purchasers shall each deliver such other documents, assignments and other instruments of assignment, transfer or conveyance, as the Purchasers or the Sellers, respectively, reasonably request in order to effect the transactions contemplated by this Agreement. With respect to the deliveries required by Section 2.4(f), Sellers will not be in breach for failure to deliver a document at Closing if Purchasers or any of their affiliates previously received a copy of the document, and Sellers will not be in breach unless a document that Sellers failed to deliver is material to the development or construction of the Investment or the proposed expansion thereof.

2.5Withholding. Purchasers shall be entitled to deduct and withhold from the consideration payable hereunder such amounts as they are required to deduct and withhold under applicable Legal Requirements, provided that prior to Closing, Purchasers shall notify Sellers if they have determined that such withholding is required and reasonably consult with Sellers regarding same. Any such amounts so withheld and paid over to the applicable Governmental Body shall be treated for all purposes of this Agreement as having been paid to the Sellers.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby make, jointly and severally, the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.5 to Purchasers:

3.1Organization and Good Standing. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate or other entity power and authority under the laws of the state of Delaware to carry on its business as it is now being conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
3.2Authority. The execution, delivery and performance by Sellers of their respective obligations of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by or on behalf of each Seller and no other corporate or entity proceedings on the part of Seller or any Affiliate are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sellers and assuming due power and authority of, and due execution and delivery by, Purchasers, constitutes a valid and binding obligation of each Seller, enforceable against Sellers in accordance with its terms, subject to the Bankruptcy and Equity Exception.
3.3No Conflict. The execution and delivery of this Agreement by Sellers do not and the consummation by Sellers of the transactions contemplated hereby will not (a) conflict with or violate any provision of the certificate of formation or limited liability company agreement (or comparable governance documents) of Seller or any Affiliate or (b) assuming that the Lender Documents (as hereinafter defined) are finalized and delivered in escrow and the Marriott Consent (as hereinafter defined) has been obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien upon any of the respective properties or assets of a Seller or any Affiliate owner of a Seller under, any Contract to which a Seller or any Affiliate owner is a party, or by which it or any of its properties or assets are bound or affected or (ii) conflict with or violate any Legal Requirements applicable to a Seller or any Affiliate owner.
3.4Capitalization at Closing Date; No Liens, Etc. As of the date hereof and the Closing Date, Sellers are the sole members and owners of record, respectively, of the Purchased Interests as set forth on Annex B and own such Purchased Interests free and clear of any Liens. Upon Sellers’ delivery to Purchasers of the Assignments of Membership Interests and payment of the Purchase Price, Purchasers shall acquire valid title to the Purchased Interests, free and clear of any Liens. Neither Seller nor any Affiliate of Sellers holds title to any assets or rights used in the Joint Ventures or Subsidiaries or is a party to any contract with the Joint Ventures or the Subsidiaries.
3.5Construction Close-out. Sellers or their Affiliates have provided services with respect to the development and construction of the Investment, including the close-out of the construction payments to third parties, and settlement of any disputes. To Sellers’ knowledge, no third party (affiliated or otherwise) has any claim to payment in connection with the development or construction (or proposed expansion) of the Investment, asserted or unasserted. To Sellers’ knowledge, no payment is in arrears or in dispute.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers jointly and severally represent and warrant to the Sellers as follows:

4.1Organization and Good Standing. Each Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority under the laws of Delaware to carry on its business as it is now being conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
4.2Authority. The execution, delivery and performance by such Purchaser of its obligations of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Purchaser, and no other corporate or entity proceedings on the part of such Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Purchaser, and assuming due power and authority of, and due execution and delivery by, Sellers, constitutes a valid and binding obligation of such Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.
4.3No Conflict. The execution and delivery of this Agreement by such Purchaser does not and the consummation such Purchaser of the transactions contemplated hereby will not (a) conflict with or violate any provision of the certificate of formation or limited liability company agreement (or comparable governance documents) of such Purchaser or (b) assuming that the Lender Documents (as hereinafter defined) are finalized and delivered in escrow and the Marriott Consent (as hereinafter defined) has been obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien upon any of the respective properties or assets of either Purchaser under, any Contract to which such Purchaser is a party, or by which it or any of its properties or assets are bound or affected or (ii) conflict with or violate any Legal Requirements applicable to such Purchaser.

ARTICLE V
COVENANTS OF SELLERS AND PURCHASERS
5.1Conduct of Business. Between the date of this Agreement and the Closing Date, except as consented to in writing in advance by the other party or as otherwise specifically required by this Agreement, each party shall, and shall cause each Joint Venture and each of their respective Subsidiaries to, carry on its business in the ordinary course consistent in all material respects with past practice and the Joint Venture Agreements. In addition to and without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, except as specifically required or contemplated by this Agreement (i) none of the Joint Ventures nor any party hereto shall, nor shall they permit any of their respective Subsidiaries to, without each other parties’ prior written consent, take any action that would constitute a Major Decision under either of the Joint Venture Agreements that has not been approved prior to the date hereof, (ii) neither Sellers nor any Subsidiary of Sellers shall suffer any Lien on the Purchased Interests and (iii) the Joint Ventures shall not make any capital calls on members.
5.2Governmental Filings. Between the date of this Agreement and the Closing Date, each party shall use its reasonable efforts to obtain all consents and approvals of any Governmental Body and other Persons required to be obtained in connection with the consummation of the transactions contemplated hereby prior to the Closing (if any).
5.3Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, between the date of this Agreement and the Closing, each party shall use its reasonable efforts to take, or cause to be taken, all actions to cause the conditions in Article VI to be satisfied.
5.4Public Announcements. Sellers and Purchasers may issue separate press releases announcing this Agreement and the transactions contemplated hereby, which press releases shall describe the Agreement and the transactions contemplated hereby in a manner reasonably satisfactory to the other parties. Following such initial press releases and prior to the Closing, the parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements or statements to employees or independent contractors of either party with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange; provided, however, that the restrictions set forth in this Section 5.4 shall not apply to any release or public statement (a) that is generally consistent with prior statements or (b) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby. Sellers shall keep all information of the Joint Ventures, Purchasers and the Subsidiaries confidential, and, Purchasers shall keep all information of the Sellers confidential, except as required by law with respect to the public company disclosures of Purchasers’

Affiliates. Each of Sellers and Purchasers will cause their respective Affiliates to comply with the foregoing.
5.5Tax Matters.
(a)Any sales, use, transfer, filing, recording, ad valorem, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar taxes or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the Sellers. Any Tax Returns that must be filed with respect to any Transfer Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be prepared and filed when due by the Sellers unless otherwise required by applicable Legal Requirements.
(b) For U.S. federal income tax purposes, the parties shall treat the purchase and sale of the Purchased Interests in accordance with IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1), pursuant to which, as to Sellers, Sellers are treated as selling partnership interests in the Joint Ventures to the applicable Purchaser in transactions described in Section 741 of the Code resulting in terminations of the Joint Ventures pursuant to Section 708(b)(1)(A) of the Code and, as to Purchasers, as deemed liquidating distributions of the assets of the Joint Ventures (subject to the applicable Joint Venture’s liabilities) to the applicable Purchasers and Sellers in liquidation of the Joint Ventures, followed immediately by the purchase by Purchasers from Sellers of the assets so deemed distributed to the Sellers and the assumption of any liabilities deemed assumed by Sellers in such deemed liquidations.
(c)Purchasers shall deliver to Sellers within thirty (30) days following the Closing Date a schedule that allocates the Purchase Price (as determined for U.S. federal income tax purposes) between the Purchased Interests, and further among the classes of assets of each Joint Venture in accordance with the principles set forth in Section 1060 of the Code (the “Proposed Purchase Price Allocation”). If, within thirty (30) days of Purchasers’ delivery of the Proposed Purchase Price Allocation to Sellers, Sellers notifies Purchasers that Sellers object to the Proposed Purchase Price Allocation (an “Allocation Notice”), then Sellers and Purchasers shall negotiate in good faith to resolve such disputes within thirty (30) days of delivery of the Allocation Notice. If following good faith negotiation of such disputes, Sellers and Purchasers are unable to agree on the Proposed Purchase Price Allocation, then Purchasers and Sellers shall promptly cause a nationally recognized accounting firm mutually agreeable by the Parties (the “Tax Referee”) to resolve any remaining disputes. All fees and expenses relating to any work to be performed by the Tax Referee pursuant to this Section 5.5(c) shall be borne equally by Sellers, on the one hand, and Purchasers, on the other hand. The Proposed Purchase Price Allocation, if no Allocation Notice has been delivered or as adjusted pursuant to any agreement between Sellers and Purchasers or determination by the Tax Referee (the “Final Allocation”) shall be conclusive and binding on the Parties absent manifest error. Sellers shall not, and shall cause its Affiliates not to, and Purchasers shall not, and shall cause its Affiliates not to, take any position inconsistent with the Final Allocation on any Tax Return or in any Tax Proceeding, except as a result of any audit adjustment by, or closing agreement with, the Internal Revenue Service or as required by a decision, judgment, decree or other order by any court of competent jurisdiction.
(d)The Purchasers and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return (or amendment thereto) and any audit, claim, investigation, examination, litigation or other proceeding with respect to Taxes (each a “Tax Contest”).  Such cooperation shall include the retention (and upon any other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Contest.
(e)Purchasers shall give prompt notice to the Sellers of any and all notices received from the IRS (or any other taxing authority) concerning the income Tax Returns of a Joint Venture for any tax period ending on or prior to the Closing Date, including any notice of audit or administrative proceeding, any notice of action with respect to a revenue agent’s report, any notice of a 30-day appeal letter and any notice of a deficiency in tax concerning such Tax Returns. The Purchasers shall furnish the Sellers with status reports regarding any negotiation between the IRS (or other taxing authority with respect to income taxes) and the Joint Ventures promptly after any material new development. To the extent any issues raised in any such Tax Contest could materially and adversely affect the Sellers disproportionately, the Purchasers shall (A) consult with the Sellers through the course of such Tax Contest and select counsel reasonably acceptable to the Sellers, (B) to the extent allowable by law, afford Sellers the opportunity to participate in such Tax Contest with counsel of its choosing at its own expense and (C) not settle or otherwise compromise any issue in any such Tax Contest without the prior approval of the Sellers (not to be unreasonably withheld, conditioned or delayed).
ARTICLE VI
CONDITIONS TO CLOSING
6.1Mutual Conditions to Closing. The respective obligations of the Sellers and Purchasers to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
(a)No Restraints. No Legal Requirement shall have been enacted, promulgated, or enforced since the date of this Agreement, and no Order shall be outstanding against the Sellers and Purchasers, or any of their respective Affiliates, which enjoins, restrains, or prohibits this Agreement or the consummation of the transactions contemplated hereby.
(b)Guarantees. The Joint Ventures and the Subsidiaries shall not be in default under the Loan Agreement, the applicable affiliate of Sellers shall have received a release from Lenders of its guarantee as contemplated by Section 9.15(d) of the Loan Agreement and an Affiliate of Purchasers shall have entered into a new guarantee as contemplated by Section 9.15(d) of the Loan Agreement, effective no later than the Closing, in a form reasonably agreed to by the parties hereto, and approved by the agent lender under the Loan Agreement (the “Lender Documents”).

(c)Compliance with Management Agreement; Consent. As of the Closing, no person shall be in default under the Management Agreement and Marriott Hotel Services, LLC shall have consented to the transactions contemplated hereby (the “Marriott Consent”).

(d)Ancillary Agreements. Purchasers and Sellers (and any Affiliates) shall have executed and delivered the Ancillary Agreements, each of which shall be in form satisfactory to each party in their sole but reasonable discretion (subject, however, to Section 5.3), and each party thereto shall have delivered its and its Affiliates’ signatures thereto in escrow.

6.2Conditions to Obligations of Purchasers. The obligations of Purchasers to consummate the transactions contemplated hereby shall also be subject to the satisfaction (or waiver by Purchasers) at or prior to the Closing of each of the following conditions:
(a)Representations and Warranties. Each of the representations and warranties of the Sellers shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except that representations and warranties that are made as of a specific date must be true and correct as though made on such date).
(b)Covenants. The Sellers shall have performed and complied with all covenants, obligations and agreements required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing; provided, however, that Sellers’ delivery of IRS Forms W-9 shall not be a condition to Closing and in the event Sellers fail to deliver such forms, Purchasers’ sole recourse shall be to withhold from the Purchase Price in accordance with Section 2.7.
(c)Seller Compliance Certificate. Purchasers shall have received, as of the Closing Date, a certificate executed by Sellers that the conditions set forth in Sections 6.2(a) and (b) have been satisfied as of the Closing Date (“Seller Compliance Certificate”).
(d)Condition of Investment. Since the date of this Agreement and prior to the LLC Closing, the Investment shall not have suffered a Material Casualty loss that adversely impacts the operation of the Investment (a “Casualty”).
(e)No Material Adverse Change. Between the date of this Agreement and the Closing, no material adverse change in the financial condition, business, operations, assets or liabilities of and in respect of the Investment, shall have occurred and be continuing.
6.3Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby shall also be subject to the satisfaction (or waiver by the Sellers) at or prior to the Closing of each of the following conditions:
(a)Representations and Warranties. Each of the representations and warranties of Purchasers shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except that representations and warranties that are made as of a specific date must be true and correct as though made on such date).
(b)Covenants. Purchasers shall have performed and complied with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Purchasers on or prior to the Closing.

(c)Purchaser Compliance Certificate. Sellers shall have received, as of the Closing Date, a certificate executed by Purchasers that the conditions set forth in Sections 6.3(a) and (b) have been satisfied as of the Closing Date (the “Purchaser Compliance Certificate”).
ARTICLE VII
SURVIVAL; Claims
7.1Survival of Covenants, Representations and Warranties. The covenants and agreements of Sellers and Purchasers contained in this Agreement shall survive the Closing until the date that is nine months after the Closing Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect until the first anniversary of the date by which such covenant or agreement is required to be performed.. The representations and warranties of Sellers and Purchasers contained in this Agreement shall survive the Closing until the date that is nine months after the Closing Date. No party shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. Sellers’ liability for a breach of any of the representations or warranties included in Section 3.5 hereof shall be limited to an aggregate of $7,500,000 for all breaches, and no claim shall be made for a breach of any of the representations or warranties included in Section 3.5 hereof unless and until Purchaser’s liability, loss or damages for such breaches exceed $75,000 in the aggregate, upon which Purchaser shall be entitled to indemnification and prompt reimbursement by Sellers for all amounts from the first dollar. In the event of a breach or failure to perform any representation, warranty or covenant in this Agreement or in the documents ancillary hereto and delivered upon the Closing hereunder, the breaching party (jointly and severally with its Affiliate signing below, which agrees to be responsible under this Section 7.1 (the “Affiliate Indemnitor”)) shall indemnify and defend and reimburse the non-breaching parties for any liability, loss or damages incurred by the non-breaching party(ies) arising from the breaching party’s (or its Affiliate’s) breach or failure to perform.
7.2Price Adjustment; Claims. Payments made with respect to claims hereunder shall be treated as an adjustment to the Purchase Price for applicable Tax purposes. Claims may be brought pursuant to the requirements of Section 9.4.
ARTICLE VIII
TERMINATION
8.1Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, which termination shall be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto:
(a)by mutual written consent of the Sellers and Purchasers;
(b)by any of Sellers, or Purchasers, if the Closing has not occurred on or before May 17, 2021 or such later date as the Sellers and Purchasers may agree upon in writing, unless the terminating party is in material breach of this Agreement;

(c)by either Sellers or Purchasers, if any Order of any Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise preventing consummation of the transactions contemplated hereby has been issued and becomes final and non-appealable;
(d)by Sellers if they are not in material breach of its obligations under this Agreement, and if there shall have been a material breach by Purchasers of any of their representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.3, and such breach, if curable, has not been cured within thirty (30) days after notice thereof by the Sellers to Purchasers;
(e)by Purchasers, if they are not in material breach of its obligations under this Agreement, and if there shall have been a material breach by Sellers of any of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2, and such breach, if curable, has not been cured within thirty (30) days after notice thereof by Purchasers to Sellers; or
(f)by Purchasers if there is a Casualty, or if there is a material adverse change as described in Section 6.2(e) on or prior to the Closing Date.
8.2Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, (a) this Agreement shall become null and void and be of no further force or effect, except as set forth in Section 5.4, this Article VIII, and Article IX, each of which shall survive termination of this Agreement and remain in full force and effect, and (b) there shall be no liability on the part of the Sellers, Purchasers (or their respective Affiliates, directors, officers, employees, shareholders, members, agents or representatives); provided, however, that nothing herein shall relieve a party from liability (or limit such liability) for any failure to close when required hereunder or for any breach arising prior to the termination pursuant to the terms and conditions set forth herein.

ARTICLE IX
MISCELLANEOUS PROVISIONS
9.1Expenses. Except as provided in Section 5.5(a), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing occurs.
9.2Waiver. Any party hereto may extend the time for the performance of obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions herein, such waiver to be in writing. No failure or delay by a party in exercising a right hereunder will impair or waive a right.
9.3Notices. All notices, consents, waivers, and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally by hand or by recognized next-day courier service, or (b) when sent by email with confirmation of receipt, with a copy delivered as provided in clause (a), in each case to the appropriate addresses or email addresses set forth on Annex D (or to such other addresses as a party may designate by notice to the other parties).

9.4Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the law of the State of Delaware without regard to the conflict of laws rules thereof.
(b)Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 9.3 or in such other manner as may be permitted by Legal Requirements, of copies of such process to such party, and nothing in this Section 9.4(b) shall affect the right of any party to serve legal process in any other manner permitted by Legal Requirements, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(c).
(d)The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any actual or threatened breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 8.1, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which any such party may be entitled pursuant to the terms of this Agreement, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Any action or proceeding for any such remedy shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each party waives any requirement for the securing or posting of any bond in connection with any such remedy.
9.4Further Assurances. The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the provisions of this Agreement and the transactions contemplated hereby.
9.5Entire Agreement and Modification. This Agreement, the annexes and exhibit(s) attached hereto, constitute the entire and exclusive agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement executed by the Sellers and Purchasers.
9.6Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party, and upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement to effect the original intent of the parties so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
9.7Binding Effect; Assignment; Third-Party Beneficiaries. No assignment of this Agreement or of any rights or obligations hereunder may be without the prior written consent of the other party(ies) and any such attempted assignment is void; provided, however, Purchasers may assign all or any of its rights hereunder to one more Affiliates of Purchasers. No assignment of any obligations hereunder, shall relieve the assigning party of any such obligations or of any liability for any breach by such party or its assignee. Subject to the foregoing, this Agreement will be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the parties. Nothing in this Agreement shall be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. Purchasers will not assign rights hereunder to any Person prior to such Person’s authorization of the Transactions contemplated hereby (as and to the extent the same relate to such Person).

[The following page is the signature page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLERS:

AURORA CONVENTION CENTER

HOTEL PARTNERS LLC

By:/s/ Ira M. Mitzner
Name:Ira M. Mitzner
Title:Authorized Signatory

RIDA AURORA 2018 ACQUISITION, LLC

By:/s/ Ira M. Mitzner
Name:Ira M. Mitzner
Title:Authorized Signatory

PURCHASERS:

RHPAHP, LLC:

By:/s/ Colin V. Reed
Name:Colin V. Reed
Title:Chairman & CEO

RHPAHO, LLC:

By:/s/ Colin V. Reed
Name:Colin V. Reed
Title:Chairman & CEO

AGREED TO AS THE AFFILIATE INDEMNITOR OF SELLERS PURSUANT TO SECTION 7.1:

IRA M. MITZNER:

/s/ Ira M. Mitzner
Ira M. Mitzner

ANNEX A

DEFINITIONS

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Ancillary Agreements” means the following agreements that will be executed and delivered at Closing by Sellers and/or their Affiliate(s): assignments of contract rights for construction and materials warranties, designs, architect contracts, contractor agreements, and any construction-related contracts and rights related to the Investment and the intended expansion thereof, to the extent not already in the name of the Joint Ventures and their Subsidiaries, or the name of the Investment, including any necessary consents and endorsements of third parties, (including a general assignment of the foregoing by RIDA Development Corp.), and a mutual termination of the RIDA Development Agreement for the Investment and any expansion.

“Assignment of Membership Interests” means the Assignment and Assumption of Membership Interests and Release in substantially the form attached hereto as Exhibit A, together with any changes approved by each of Sellers, and Purchasers.

“Bankruptcy and Equity Exception” means the effect of bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Legal Requirements affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the City of New York are authorized or required by Legal Requirements to be closed.

“Casualty” shall have the meaning set forth in Section 6.2(d) of this Agreement.

“Closing” shall have the meaning set forth in Section 2.3 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.3 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contract” means any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Body” means any federal, state or local court, tribunal, administrative or regulatory agency or commission, arbitral or judicial body, or other governmental or administrative authority, domestic or foreign.

“ Joint Venture Agreement” means the Amended and Restated Joint Venture Agreement of Opco Joint Venture or Propco Joint Venture.

“Legal Requirement” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, Order, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Body.

“Lender Documents” shall have the meaning set forth in Section 6.1(b) of this Agreement.

“Liens” means any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership), excluding transfer restrictions imposed by securities laws.

“Loan Agreement” means that certain Second Amended and Restated Loan Agreement dated July 2, 2019 by and among Aurora Convention Center Hotel, LLC, as borrower thereunder, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, as amended to date.

“Material Casualty” shall mean casualty, for which the estimated cost to repair or restore the Property exceeds an amount equal to five percent (5%) of the aggregate construction costs for the Investment.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Body (in each case, whether temporary, preliminary or permanent).

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any claim, suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) in each case commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proposed Purchase Price Allocation” shall have the meaning set forth in Section 5.5(c) of this Agreement.

“Purchase Price” means an amount equal to $188,000,000.00.

“Purchasers” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Compliance Certificate” shall have the meaning set forth in Section 6.3(c) of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Sellers” shall have the meaning set forth in the preamble to this Agreement.

“Seller Compliance Certificate” shall have the meaning set forth in Section 6.2(c) of this Agreement.

“Subsidiary” when used with respect to any Person means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries or (ii) that would be required to be consolidated in such party’s financial statements under generally accepted accounting principles as adopted (whether or not yet effective) in the United States.

“Tax” means any and all taxes of any kind, including, but not limited to, federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, statement, information statement, and other documentation (including any related or supporting information or schedule) filed or required to be filed with respect to Taxes, including any supplement, amendment or claim for refund thereof.

“Transfer Taxes” shall have the meaning set forth in Section 5.5(a) of this Agreement.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

ANNEX B

PURCHASED INTERESTS

Aurora Convention Center Hotel Partners, LLC: 31.1025041% Membership Interest in each of Opco Joint Venture and Propco Joint Venture

RIDA Aurora 2018 Acquisition, LLC: 3.8974959% Membership Interest in each of Opco Joint Venture and Propco Joint Venture

ANNEX C

DEVELOPMENT/CONSTRUCTION DOCUMENTATION

to the extent assignable without consent and in a Seller’s or its Affiliate’s possession or control, any records and documents relating to the construction and development of the Investment including (A) building permits and (B) plans and specifications, engineering drawings and prints with respect to the improvements on the Property, all operating manuals, and all books, data and records regarding the physical components systems of the improvements on the Property (the “Plans and Specifications”) (and if not assignable, Sellers will and will cause any Affiliate party thereto to, cooperate for the benefit of the Joint Ventures in the future);

Financing information including backup documentation for construction draws and expenditures; all documentation of the construction closeout and payments of claims;

All warranties and other evidence of rights related to the construction and improvements associated with the Investment;

Incentive documents and records, including orders, contracts, notices, legal memoranda, correspondence, and other documents;

Any and all records and documents relating to the proposed expansion of the Investment, plans and specifications, engineering drawings and prints with respect to the improvements, architects contracts, other contracts and all books, data and records regarding the development and improvements.

ANNEX D

NOTICE ADDRESSES

If to the Purchasers:

c/o Ryman Hospitality Properties, Inc.

One Gaylord Drive

Nashville, TN 37214

Attn: Chief Executive Officer

Phone: (615) 316-6000

With a copy to:

Bass Berry & Sims PLC

150 Third Avenue South

Nashville, TN 37201

Attn: F. Mitchell Walker, Jr.

Phone: (615) 742-6200

If to the Sellers, to:

c/o RIDA Aurora, LLC

1777 Walker Street

Suite #501

Houston, TX 77010

Attn: Mr. Ira Mitzner and Mr. Luke Charlton

Phone: (713) 961-3835

With a copy to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Attn: Jeffrey J. Temple, Esq.

Phone: (212) 468-8031

EXHIBIT A

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS AND RELEASE

[Aurora Convention Center Hotel Investors, LLC/ Aurora Convention Center Hotel Lessee Holdco, LLC]

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS AND RELEASE (this “Assignment”) is made and entered into effective as of May __, 2021, by Aurora Convention Center Hotel Partners, LLC and RIDA Aurora 2018 Acquisition, LLC, each a Delaware limited liability company (each an “Assignor” and collectively “Assignors”), and [RHPAHO, LLC/RHPAHP, LLC,] a Delaware limited liability company (“Ryman Member” or “Assignee”).

A.Assignors and Assignee are parties to that certain Purchase Agreement dated as of April 30, 2021 (as may be amended from time to time, the “Purchase Agreement”). Except for terms specifically defined herein, the capitalized terms used in this Assignment shall have the same meanings as capitalized terms have when used in the Purchase Agreement.

B.Concurrently with the execution and delivery of this Assignment, the parties are consummating the transactions contemplated by the Purchase Agreement, which contemplates, among other things, Assignor’s sale and transfer to Assignee of the Assignor’s Purchased Interests set forth on Schedule A hereto, on the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration including the consummation of the transactions pursuant to the Purchase Agreement, the receipt and adequacy of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.Assignment of Purchased Interests.  Assignor hereby transfers, conveys and assigns to Assignee all of Assignor’s right, title and interest in and to the Purchased Interests set forth on Schedule A hereto, free and clear of all Liens.

2.Assumption of Purchased Interests.  Assignee hereby accepts the transfer, conveyance and assignment of the Purchased Interests set forth on Schedule A hereto.

3.Release.   As an inducement to Assignee and Assignors to close the purchase and sale of the Purchased Interests, effective upon receipt of the Purchase Price by Sellers:

Each Assignor hereby agrees that the rights and obligations of the Assignors under the Propco Joint Venture Agreement and the Opco Joint Venture Agreement will terminate;

Each Assignor, on its own behalf and on behalf of any person claiming through the Assignor, its respective heirs, representatives, present and former parents, owners, partners, subsidiaries, Affiliates, officers, directors, shareholders, members, managers, agents, attorneys, successors and assigns, whether direct or indirect, including without limitation, the Assignor Releasees (the “Assignor Associates”) (for purposes of this Section 3, the Assignor, together with its respective Assignor Associates, the “Assignor Releasors”) hereby releases, waives and forever discharges Ryman Hospitality Properties, Inc., RHP Hotel Properties, LP, Ryman Member, Propco Joint Venture, Opco Joint Venture, their Subsidiaries and its and their respective Ryman Party Associates (for purposes of this Section 3, collectively, “Ryman Releasees”) of and from any and all actions, causes of action, claims, liabilities or obligations of any kind, known or unknown, in law, admiralty or equity (collectively, “Claims”), which any of such Assignor Releasors ever had, now has, or hereafter can, shall, or may have against any of such Ryman Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time to the date of payment arising out of or relating to the ownership of Assignor’s Purchased Interests, the Propco Joint Venture Agreement, the Opco Joint Venture Agreement (and/or any predecessor agreements) or, but only as and to the extent relating to any of the foregoing, pursuant to the Delaware Limited Liability Company Act (Del. Code Ann. tit. 6, § 18-101 et seq.) with respect to the Opco Joint Venture and the Propco Joint Venture, including, but not limited to, claims that any of the Assignor Releasors may have against Ryman Member or their Affiliates as a member, manager, officer, or agent of Propco Joint Venture and/or Opco Joint Venture (collectively, “Assignor Released Claims”); provided that claims pursuant to the Purchase Agreement and the agreements delivered pursuant thereto are not released. The Assignor, on behalf of itself and the other Assignor Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any action, proceeding or claim of any kind against any of the Ryman Releasees based upon the Assignor Released Claims; and

Assignee (the “Ryman Party”), on its own behalf and on behalf of any person claiming through such Ryman Party, his or its respective heirs, representatives, present and former parents, owners, partners, subsidiaries, Affiliates, officers, directors, shareholders, members, managers, agents, attorneys, successors and assigns, whether direct or indirect, including without limitation, the Ryman Releasees (the “Ryman Party Associates”) (for purposes of this Section 3, the “Ryman Party Releasors”) hereby releases, waives and forever discharges each Assignor and its, his or her respective Assignor Associates (for purposes of this Section 3, collectively, “Assignor Releasees”) of and from any and all Claims which any of such Ryman Party Releasors ever had, now has, or hereafter can, shall, or may have against any of such Assignor Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time to the date of payment arising out of or relating to the Assignor’s ownership of Purchased Interests, the Propco Joint Venture Agreement, the Opco Joint Venture Agreement (and/or any predecessor agreements) or, but only as and to the extent relating to any of the foregoing, pursuant to the Delaware Limited Liability Company Act (Del. Code Ann. tit. 6, § 18-101 et seq.) with respect to the Opco Joint Venture and the Propco Joint Venture; including but not limited to, claims that any Ryman Party Releasors may have against Assignor as a member, manager, officer, or agent of Propco Joint Venture and/or Opco Joint Venture, without limitation, provided that claims pursuant to the Purchase Agreement and the agreements delivered pursuant thereto are not released, or Section 4.6 of the Opco Joint Venture Agreement or the Propco Joint Venture Agreement with respect to withholding obligations (the foregoing are collectively, for purposes of this Section 3, the “Ryman Excluded Claims”) (for purposes of this Section 3, all Claims other than the Ryman Excluded Claims are “Ryman Released Claims”). The Ryman Party, on behalf of itself and the Ryman Party Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any action, proceeding or claim of any kind against any of the Assignor Releasees based upon the Ryman Released Claims.

4.Relationship to Purchase Agreement.  Notwithstanding anything to the contrary herein, Assignors and Assignee are executing and delivering this Assignment in accordance with and subject to all of the representations, warranties, covenants, terms, and provisions set forth in the Purchase Agreement.  If there shall be any conflict between the terms of this Assignment and the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern and control.

5.Miscellaneous.  This Assignment shall be governed by the laws of the State of Delaware, without giving effect to principles of conflict of laws of that state. This Assignment may be executed in counterparts and delivered by the delivery of facsimile signatures.

[Signature page(s) follow(s)]

IN WITNESS WHEREOF, the parties have executed and delivered this Assignment as of the date first written above.

ASSIGNORS:

AURORA CONVENTION CENTER

HOTEL PARTNERS LLC

By:
Name:Ira M. Mitzner
Title:Authorized Signatory

RIDA AURORA 2018 ACQUISITION, LLC

By:
Name:Ira M. Mitzner
Title:Authorized Signatory

Assignee:

[RHPAHO, LLC/RHPAHP, LLC]

By:

Name:Scott Lynn

Title:Vice President

SCHEDULE A TO ASSIGNMENT OF MEMBERSHIP INTEREST

Purchased Interest owned by Assignor below and being conveyed hereunder:

Aurora Convention Center Hotel Partners, LLC: 31.1025041% Membership Interest in Opco Joint Venture/Propco Joint Venture

RIDA Aurora 2018 Acquisition, LLC: 3.8974959% Membership Interest in Opco Joint Venture/Propco Joint Venture